As filed with the Securities and Exchange Commission on June 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

TEEKAY CORPORATION

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-0224774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4th Floor, Belvedere Building,

69 Pitts Bay Road,

Hamilton HM 08, Bermuda

Telephone: (441) 298-2530

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Teekay Corporation 2013 Equity Incentive Plan

(Full title of the plan)

Watson Farley & Williams LLP

Attention: Daniel C. Rodgers

250 West 55th Street

New York, New York 10019

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle Benderly

Perkins Coie LLP

1120 N.W. Couch Street, Tenth Floor

Portland, OR 97209-4128

(503) 727-2011

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Teekay Corporation relating to 6,794,089 additional shares of common stock, par value $0.001 per share, authorized to be issued pursuant to the Teekay Corporation 2013 Equity Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

a.	The Registrant’s Annual Report on Form 20-F for its fiscal year ended December 31, 2021 filed with the Commission on April 6, 2022 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

b.	The Reports on Form 6-K filed on May 6, 2022 and May 19, 2022 and ;

c.	All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in a. above;

d.	The description of the Registrant’s common stock, par value $0.001, contained in the Registrant’s Registration Statement on Form 8-A filed (File No. 001-12874) filed with the Commission on February 11, 2003 pursuant to Section 12(b) of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Marshall Islands Business Corporations Act restricts corporations from limiting or eliminating the personal liability of directors to corporations and their shareholders for monetary damages for certain breaches of directors’ fiduciary duties. Our Articles include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our bylaws also provide that to the fullest extent now or hereinafter permitted by law, each person who was or is made a party to or is otherwise involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was or has agreed to become a director or officer of Teekay Corporation or that, being or having been such a director or officer or an employee of Teekay Corporation, he or she is or was serving at the request of Teekay Corporation as a director, officer, partner, manager, trustee, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as such a director, officer, partner, manager, trustee, employee or agent or in any other capacity while serving as such a director, officer, partner, manager, trustee, employee or agent, shall be indemnified and held harmless by Teekay Corporation to the full extent permitted by the Marshall Islands Business Corporations Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Teekay Corporation to provide broader indemnification rights than permitted prior thereto), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees, judgments, fines and ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, partner, manager, trustee, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, subject to certain exceptions, Teekay Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized or ratified by the Board.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of Teekay Corporation (incorporated by reference to Exhibit 1.1 to Teekay Corporation’s Report on Form 20-F (File No. 1-12874), filed with the SEC on April 7, 2009).

4.2	Articles of Amendment of Articles of Incorporation of Teekay Corporation (incorporated by reference to Exhibit 1.2 to Teekay Corporation’s Report on Form 20-F (File No. 1-12874), filed with the SEC on April 7, 2009).

4.3	Amended and Restated Bylaws of Teekay Corporation (incorporated by reference to Exhibit 1.1 to Teekay Corporation’s Report on Form 6-K (File No. 1-12874), filed with the SEC on May 27, 2020).

5.1*	Opinion of Watson Farley & Williams LLP as to the legality of the securities being registered.

23.1*	Consent of Watson Farley & Williams LLP (contained in Exhibit 5.1).

23.2*	Consent of KPMG LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

99.1*	Teekay Corporation 2013 Equity Incentive Plan

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnity provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on June 30, 2022.

TEEKAY CORPORATION

By:	/S/ KENNETH HVID
KENNETH HVID, PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

Each person whose signature appears below appoints Kenneth Hvid and Vincent Lok, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name or her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 30, 2022.

Signature	Date

/S/ KENNETH HVID	June 30, 2022
KENNETH HVID,
Director, President and Chief Executive Officer
(Principal Executive Officer)

/S/ VINCENT LOK	June 30, 2022
VINCENT LOK,
Executive Vice President and Chief Financial Officer
(principal financial officer and principal accounting officer)

/S/ DAVID SCHELLENBERG	June 30, 2022
DAVID SCHELLENBERG,
Director, Chairman of the Board

/S/ PETER ANTTURI	June 30, 2022
PETER ANTTURI,
Director

/S/ RUDOLPH KREDIET	June 30, 2022
RUDOLPH KREDIET,
Director

/S/ ALAN SEMPLE	June 30, 2022
ALAN SEMPLE,
Director

/S/ HEIDI LOCKE SIMON	June 30, 2022
HEIDI LOCKE SIMON,
Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Teekay Corporation, has signed this registration statement in Newark, Delaware, on June 30, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director